STRICTLY CONFIDENTIAL

Exhibit 4.1

AMENDMENT TO

RIGHTS AGREEMENT

AMENDMENT (the “Amendment”), dated as of July 5, 2006, to the Amended and Restated Stockholder Protection Rights Agreement, dated as of February 10, 2003 (the “Rights Agreement”), between ADVO, Inc., a Delaware corporation (the “Company”), and Mellon Investor Services LLC, as Rights Agent (the “Rights Agent”).

RECITALS

WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement.

WHEREAS, Valassis Communications., Inc., a Delaware corporation (“Parent”), Michigan Acquisition Corporation (“Merger Sub “), a Delaware corporation and wholly owned subsidiary of Parent, and the Company contemplate entering into an Agreement and Plan of Merger (the “Plan”) pursuant to which Merger Sub will merge with and into the Company (the “Merger”).

WHEREAS, pursuant to Section 5.4 of the Rights Agreement, prior to the Flip-in Date (as defined in the Rights Agreement) the Company may, and the Rights Agent shall if the Company so directs, from time to time supplement and amend the Rights Agreement.

WHEREAS, the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable in connection with the foregoing and the Company and the Rights Agent desire to evidence such amendment in writing.

WHEREAS, all acts and things necessary to make this Amendment a valid agreement, enforceable according to its terms have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.

Accordingly, the parties agree as follows:

A. Amendment of Section 1. Section 1 of the Rights Agreement is hereby amended and supplemented to add the following definitions in the appropriate locations:

“Parent” means Valassis Communications., Inc., a Delaware corporation.

“Merger” shall mean the Merger as such term is defined in the Plan.

“Plan” shall mean the Agreement and Plan of Merger, dated as of July 5, 2006, by and between the Company, Merger Sub and Parent, as it may be amended from time to time.

B. Amendment of the Definition of “Acquiring Person”. The definition of “Acquiring Person” in Section 1.1 of the Rights Agreement is hereby amended and supplemented by adding the following sentence at the end thereof:

“Notwithstanding anything in this Rights Agreement to the contrary, Parent or any of its Subsidiaries, Affiliates or Associates shall not be deemed to be an Acquiring Person solely by virtue of (i) the execution of the Plan, (ii) the consummation of the Merger or (iii) the consummation of any other transaction contemplated in the Plan.”

C. Amendment of the Definition of “Separation Time”. The definition of “Separation Time” in Section 1.1 of the Rights Agreement is hereby amended and supplemented by adding the following sentence at the end thereof:

“Notwithstanding anything in this Rights Agreement to the contrary, a Separation Time shall not be deemed to have occurred solely as the result of (i) the execution of the Plan, (ii) the consummation of the Merger, or (iii) the consummation of any other transaction contemplated in the Plan.”

D. Amendment of the Definition of “Stock Acquisition Date”. The definition of “Stock Acquisition Date” in Section 1.1 of the Rights Agreement is hereby amended and supplemented by adding the following sentence at the end thereof:

“Notwithstanding anything in this Rights Agreement to the contrary, a Stock Acquisition Date shall not be deemed to have occurred solely as the result of (i) the execution of the Plan, (ii) the consummation of the Merger, or (iii) the consummation of any other transaction contemplated in the Plan.”

E. Amendment of the Definition of “Flip-over Transaction or Event”. The definition of “Flip-over Transaction or Event” in Section 1.1 of the Rights Agreement is hereby amended and supplemented by adding the following sentence at the end thereof:

“Notwithstanding anything in this Rights Agreement to the contrary, a Flip-over Transaction or Event shall not be deemed to have occurred solely as the result of (i) the execution of the Plan, (ii) the consummation of the Merger, or (iii) the consummation of any other transaction contemplated in the Plan.”

F. Amendment of Section 2. Section 2 of the Rights Agreement is hereby amended and supplemented to add the following sentence at the end thereof as Section 2.3(a):

“Nothing in this Rights Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Rights Agreement by virtue of the execution of the Plan, the consummation of the Merger or any of the transactions contemplated by the Plan, including without limitation the consummation thereof.”

G. Termination. Pursuant to Section 5.1 of the Rights Agreement, the Board of Directors of the Company elects to terminate the Rights (as defined in the Rights Agreement) without any payment to any holder thereof immediately prior to the Effective Time (as defined in the Plan).

H. Effectiveness. This Amendment shall become effective as of the date hereof. If the Plan is terminated without the Effective Time (as defined in the Plan) having occurred, this Amendment shall thereafter be null and void. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

I. Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state; provided that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be effected, impaired or invalidated. Except as otherwise expressly provided herein, or unless the context otherwise requires, all terms used herein have the meanings assigned to them in the Rights Agreement. The Rights Agent and the Company hereby waive any notice requirement under the Rights Agreement pertaining to the matters covered by this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the date and year first above written.

ADVO, INC.

BY:	/s/ S. SCOTT HARDING
Name: S. Scott Harding Title: Chief Executive Officer

MELLON INVESTOR SERVICES LLC

BY:	/s/ JOHN BORYCZKI
Name: John Boryczki Title: Client Relationship Executive

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